Exhibit 4.1

ROSS MILLER	Filed in the office of	Document Number
Secretary of State	/s/ Ross Miller	20090453484-39
204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov	Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/01/2009 9:15 AM Entity Number C33579-2004

Certificate of Withdrawal of
Certificate of Designation
(PURSUANT TO NRS 78 1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of
Certificate of Designation
for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1.             Name of corporation:

Force Protection, Inc.

2.             Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

25 shares of Series B Convertible Preferred Stock.

See Exhibit A attached hereto.

3.             No shares of the class or series of stock being withdrawn are outstanding.

4.             Signature: (required)

/s/ Lenna Ruth Macdonald
Signature of Officer

Filing Fee: $175.00

IMPORTANT:     Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Withdrawal of Designation
Revised: 3-12-09

Exhibit A
to the Certificate of Withdrawal
of Certificate of Designation
For Force Protection, Inc.

Series B Convertible Preferred Stock

WHEREAS, there are no shares of the Corporation’s Series B Convertible Preferred Stock outstanding, nor is the Corporation under any obligation to issues shares of its Series B Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that it is desirable and in the best interests of the Corporation to withdraw the Amended and Restated Certificate of Designation for the Series B Convertible Preferred Stock for Force Protection, Inc. from the Secretary of State of the State of Nevada;

FURTHER RESOLVED, that, pursuant to Section 78.1955 of Chapter 78 of the Nevada Revised Statutes, the Corporation be and hereby is authorized to file a certificate with the Secretary of State of the State of Nevada authorizing the withdrawal the Amended and Restated Certificate of Designation for the Series B Convertible Preferred Stock of Force Protection, Inc.; such certificate authorizing withdrawal to be effective as the date of filing with the Secretary of State of the State of Nevada; and

FURTHER, RESOLVED, that Authorized Officers be, and each of them acting individually hereby is, authorized, for and on behalf of the Corporation, to execute and deliver such instruments, documents or certificates, and to take all such other actions, as the Authorized Officer executing or performing the same deems necessary or appropriate in order to effectuate in full the purposes and intent of the foregoing resolutions.